UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A12B

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FUTUREWAVE ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1185 Avenue of the Americas, 3rd Fl.

New York, NY 10036

Telephone: (212) 612-1400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Title of each class to be so registered	Name of each exchange on which registered
Units, each consisting of one ordinary share, one warrant and one right	The Nasdaq Stock Market LLC
Ordinary shares, par value $0.0001 per share	The Nasdaq Stock Market LLC
Rights, each exchangeable for one-fourth (1/4) ordinary share	The Nasdaq Stock Market LLC
Warrants, each exercisable for one ordinary share at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 377-09258

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the units, ordinary shares, rights and warrants of Futurewave Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company with limited liability (the “Company”). The description of the units, ordinary shares, rights and warrants contained under the heading “Description of Securities” in the Company’s Registration Statement on Form S-1 (File No. 333-295572), initially filed with the Securities and Exchange Commission on May 5, 2026, as amended from time to time (the “Registration Statement”), to which this Form 8-A relates, is incorporated herein by reference. Any form of prospectus or prospectus supplement relating to the Registration Statement that includes such descriptions and is subsequently filed is also incorporated herein by reference.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Solely the units will be traded until the 52nd day following the date of the Company’s final prospectus. Thereafter, the units may be separately traded subject to the filing of a Form 8-K and the issuance of a press release by the Company. The trading symbols for the securities, as listed on The Nasdaq Stock Market LLC, are as follows:

Units	FWACU
Ordinary Shares	FWAC
Warrants	FWACW
Rights	FWACR

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 24, 2026

Futurewave Acquisition Corporation

By:	/s/ Daniel M. McCabe
Name:	Daniel M. McCabe
Title:	CEO and Chairman

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